Exhibit 10.9.2

June 18, 2013

Re: Relocation Agreement

Kristina:

As a follow-up to our discussion, the following outlines the additional relocation benefits that Etsy, Inc. (“Company”) will provide you to assist with the temporary living expenses you expect to incur during your relocation to the NYC area.

•	On June 30, 2013, the Company will pay you a one-time relocation bonus (“Relocation Bonus”) in the net amount of $32,500. This payment will be grossed up for payroll tax withholding purposes.

•	Monthly, beginning on July 15, 2013 and ending on April 15, 2014, the Company will pay you temporary living stipend (“Monthly Stipend”) in the net amount of $8,500 per month. Subject to the conditions below, these ten (10) monthly payments will have a maximum aggregate net amount of $85,000. These monthly payments will be grossed-up for tax purposes.

The Monthly Stipend payments are subject to you to being actively employed in good standing with the Company on the date of each payment. In the event your employment terminates or is suspended for any reason, the payments will discontinue. Further, should you (i) voluntarily resign from the Company prior to June 15, 2014, or (ii) be let go for cause prior to June 15, 2014, you agree to repay the Company an amount equal to the total gross amount of both the Relocation Bonus and the sum of all Monthly Stipend Payments made to you under this agreement.

Thank you,

6/20/13

Chad Dickerson, CEO	Date

Acknowledgement

I hereby acknowledge the terms of this Relocation Agreement as set forth above. I further acknowledge that any changes to the terms of this agreement must be approved in writing by the Company.

6/20/13

Kristina Salen	Date